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                                                                EXHIBIT 10
                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into this 7th day of April, 1997 by and between Radian International LLC, a Delaware limited liability company ("Seller"), and CCIR of Texas Corp., a Texas corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller owns and operates an electronic panel business (the "Panel Business") located at 15508 Bratton Lane, Austin, Texas (the "Bratton Lane Facility"); and

         WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, certain assets used or held for use in the operation of the Panel Business as specified in this Agreement; and

         WHEREAS, the parties wish to make certain agreements related to such purchase and sale and certain other agreements;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

         SECTION 1.  PURCHASE OF ASSETS.

         1.1 ASSETS. Seller agrees to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the following assets and property, tangible and intangible, (the "Assets"):

                  (a) EQUIPMENT, FURNITURE, ETC. The equipment, machinery, vehicles, furniture, furnishings, office equipment, tools, racks, leasehold improvements, fixtures and other tangible personal property listed or described on Schedule 1.1(a);

                  (b) MATERIALS AND SUPPLIES. All materials and supplies owned by Seller related to the Panel Business and located at the Bratton Lane Facility as of the Closing (as hereinafter defined) except for certain gold as described below in Section 1.2(f);
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                  (c) CONTRACTS AND PROPOSALS. The rights of Seller under the contracts, proposals, agreements, arrangements and understandings listed or described on Schedule 1.1(c) (the "Transferred Contracts");

                  (d) WORK IN PROCESS. All work in process of the Panel Business under the agreements with customers included in the Transferred Contracts;

                  (e) RECORDS AND CUSTOMER LISTS. All records and customer lists relating to the Panel Business except for the records described in
         Section 1.2(b);

                  (f) GOODWILL. All goodwill associated with the Panel Business or represented by the Assets; and

                  (g) SMT SUBLEASE. If appropriate under Section 7.1(g), the sublandlord's interest in and to that certain Sublease Agreement (the "SMT Sublease") between Seller and The SMT Centre of Texas, Inc., a Texas corporation ("SMT").

         1.2 EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include, and Seller shall retain as its property, any assets not specifically described in Section 1.1, including without limitation the following assets (collectively the "Excluded Assets"):

                  (a) CASH, ACCOUNTS RECEIVABLE, ETC. All cash and cash equivalents at the time of Closing (as hereinafter defined), bank accounts and all accounts receivable generated prior to the time of Closing related to the Panel Business;

                  (b) FINANCIAL AND TAX RECORDS. Seller's financial and tax books and records, including any tax returns;

                  (c) RIGHTS UNDER AGREEMENT. All of Seller's rights under this Agreement including, without limitation, the right of Seller to receive the Purchase Price (as hereinafter defined);

                  (d) REFUNDS. All refunds relating to any federal, state, local or foreign taxes paid by Seller prior to the Closing Date;

                  (e) RADIAN. The name "Radian" or "Radian International" or any trademark, trade name or service mark or similar rights associated with such name or any other name containing "Radian" or any derivative thereof; and


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                  (f) GOLD. All inventory of gold that, at the time of the
         Closing, is outside of the plating equipment described on Schedule 1.1(a); it being understood and agreed that any gold inside of such plating equipment at the time of the Closing shall be included in the Assets sold hereunder.

         SECTION 2.  ASSUMPTION OF LIABILITIES.

         2.1 ASSUMED LIABILITIES. Subject to the terms and conditions set forth in this Agreement, Purchaser is assuming and agrees to pay, perform and discharge the liabilities and obligations of Seller under the Transferred Contracts as the same exist on the Closing Date or arise thereafter (the "Assumed Liabilities").

         2.2 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, no obligation or liability of Seller or relating to the business of Seller or to the Assets, of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due), is being assumed by Purchaser, nor shall Purchaser be liable to pay, perform or discharge any such obligation or liability, nor shall the Assets be subject to any such obligation or liability (all such obligations or liabilities other than the Assumed Liabilities are referred to as the "Excluded Liabilities").

         SECTION 3.  PURCHASE PRICE; PAYMENT OF PURCHASE PRICE; CLOSING.

         3.1      PURCHASE PRICE.

                  (a) Subject to adjustment pursuant to Section 3.1(b), the purchase price for the Assets to be conveyed to Purchaser pursuant to Section (the "Purchase Price") shall be Two Million Six Hundred Thousand Dollars and No Cents ($2,600,000.00).

                  (b) If the value of the gold inside of the plating equipment described on Schedule 1.1(a) at the time of Closing (the "Closing Gold Value") is less than $250,000, then the Purchase Price shall be reduced dollar for dollar for every dollar of Closing Gold Value below $250,000. If the Closing Gold Value is greater than $250,000, then the Purchase Price shall be increased dollar for dollar for every dollar of Closing Gold Value greater than $250,000. The Closing Gold Value shall be determined by the parties as soon as reasonably possible following the Closing. If such determination results in an adjustment of the Purchase Price hereunder, the party owing funds as a result of the adjustment shall pay such funds to the other party promptly after such determination is made.


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         3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid at the
Closing by bank wire transfer of immediately available funds to an account of Seller designated by Seller.

         3.3 ALLOCATION OF PURCHASE PRICE. Each party agrees that the Purchase Price (taking into account transaction costs paid by such party) shall be allocated, for tax purposes, among the Assets as described in Schedule 3.3 and in a manner consistent with the provisions of Section 1060 of the United States Internal Revenue Code of 1986, as amended (the "Code") and all regulations promulgated thereunder. Each of the parties hereto agrees to report this transaction for federal tax purposes in accordance with the provisions of this
Section 3.3, and shall not take any position or action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any tax return of a party, the fair market values are finally determined to be different from Schedule 3.3, the party may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined.

         3.4 TIME AND PLACE OF CLOSING. The Closing hereunder ("Closing") shall occur at 3:30 p.m. on April 7, 1997 or such other time as shall be agreed by the parties (the "Closing Date") at the offices of Graves, Dougherty, Hearon & Moody, 515 Congress Avenue, Suite 2300, Austin, Texas 78701 or such other place as shall be agreed by the parties.

         3.5 CLOSING DOCUMENTS. At the Closing, Seller and Purchaser shall execute and deliver all such deeds, bills of sale, endorsements, assignments and other instruments of assignment, transfer and conveyance as shall be necessary to transfer, assign and convey to Purchaser all of the Assets to be transferred, assigned and conveyed under this Agreement, together with all consents required hereunder and all documents otherwise required under this Agreement (the "Closing Documents"), including the following:

                  (a) a Bill of Sale in form and substance satisfactory to the parties respecting Seller's sale, transfer and conveyance of the Assets;

                  (b) an Assumption of Liabilities in form and substance satisfactory to the parties respecting Purchaser's assumption of the Assumed Liabilities;

                  (c) Seller's sublease pursuant to Section 7.1(f);

                  (d) Either the SMT Sublease or the SMT Assignment pursuant to
         Section 7.1(g);


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                  (e) evidence satisfactory to Seller of the due corporate
         authorization by Purchaser of its purchase of the Assets and of the execution, delivery and performance by it of this Agreement;

                  (f) evidence satisfactory to Purchaser of the due limited liability company authorization by Seller of its sale of the Assets and of the execution, delivery and performance by it of this Agreement;

                  (g) Seller's certificate pursuant to Section 7.1(a);

                  (h) Opinion of counsel for Seller pursuant to Section 7.1(b);

                  (i) Purchaser's certificate pursuant to Section 7.2(a); and

                  (j) Opinion of counsel for Purchaser pursuant to Section
         7.2(b).

         3.6 FURTHER ASSURANCES. After the Closing Date, Seller will execute and deliver or cause to be executed and delivered, at its expense, any instruments of conveyance and transfer and will take any other action Purchaser reasonably requests to vest more effectively in Purchaser beneficial and record title to the Assets and to put Purchaser in actual possession and operating control of the Assets and, in the case of any contracts and rights, if any, to be transferred hereunder to Purchaser but which cannot be transferred effectively without the consent of third parties, to assure to Purchaser the benefits thereof. Nothing contained in this Agreement shall constitute an agreement to assign any account, claim, contract, commitment, sales order or purchase order or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Purchaser or Seller thereunder. Seller will cooperate with Purchaser in any reasonable arrangement desired to provide for the realization by Purchaser of the benefits after the Closing under any such accounts, claims, contracts, leases, commitments, sales orders or purchase orders, including enforcement for the benefit of Purchaser, at Purchaser's expense, of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Purchaser will cooperate with Seller in any reasonable arrangement desired to provide for the satisfaction by Seller of any of its obligations under any such accounts, claims, contracts, commitment, sales orders or purchase orders, including performance by Purchaser of such obligations as subcontractor to Seller for consideration of any amounts received by Seller after the Closing that constitute payments under such accounts, claims, contracts, commitments, sales orders or purchase orders for post-Closing activities.

         3.7 EMPLOYEE MATTERS. Purchaser agrees to make offers of employment to the employees associated with the Panel Business listed in Schedule 3.7 hereto (the


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"Employees"), at their current salary, and with other benefits comparable to current benefits of similarly situated employees of Purchaser. Seller shall cause the Radian International LLC 401(k) Thrift Plan (the "RILLC Plan") to fully vest each Employee employed by Purchaser with respect to each account of such Employee in the RILLC Plan. Within one hundred twenty (120) days following the Closing, the parties shall cause a plan to plan transfer of all accounts of each Employee in the RILLC Plan to the Continental Circuits Corp. 401(k) Retirement Plan. As soon as practicable following the Closing, Seller shall pay to Purchaser the dollar amount of all vacation time accrued prior to the Closing Date with respect to Employees accepting Purchaser's offer of employment based upon the current pay rates shown in Schedule 3.7.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

         4.1 CORPORATE ORGANIZATION. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power to enter into this Agreement and to carry out the transactions contemplated hereby. Seller is duly qualified to do business as a foreign limited liability company in Texas and is in good standing in Texas.

         4.2 AUTHORIZATIONS, ETC. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement and the Closing Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

         4.3 NO VIOLATION. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated herein will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (a) the Certificate of Formation or Limited Liability Company Agreement of Seller, (b) any instrument, contract or other agreement to which Seller or the Panel Business is a party or by which Seller or the Panel Business is bound or which otherwise affects the Panel Business or the Assets except as set forth in Schedule 4.3, (c) any provision of law, statute, rule or regulation of any court or governmental authority to which Seller or the Panel Business is subject, or (d) any judgment, decree, franchise, order, license or permit applicable to Seller or the Panel Business except as set forth in Schedule 4.3. Except as set forth in Schedule 4.3, no consent, approval, license or authorization of any third party, governmental agency, commission, board or public authority is required in connection with the execution, delivery and performance of this Agreement by Seller.

         4.4 TITLE TO ASSETS. Except as set forth on Schedules 4.3 and 4.4, and except for assets which are currently being leased as described in Schedule 1.1(c),


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Seller has good and valid title to all of the Assets, and on the Closing Date will have complete and unrestricted power and the unqualified right to sell, assign, transfer, convey and deliver to the Purchaser, and will transfer and convey to the Purchaser at the Closing, and the Purchaser will acquire at the Closing, good and valid title to the Assets free and clear of any lease, lien, security interest, claim, charge, or encumbrance whatsoever.

         4.5      FINANCIAL INFORMATION AND ABSENCE OF UNDISCLOSED LIABILITIES.

                  (a) Seller has heretofore delivered, or caused to be delivered, to Purchaser the unaudited balance sheets of the Panel Business as at the last day of December in each of 1994, 1995 and 1996 and the notes thereto, together with the unaudited statements of operations for the years then ended (the "Panel Financial Statements"). The Panel Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby. The balance sheets included in the Panel Financial Statements present fairly the financial position of the Panel Business as of the respective dates thereof, and the statements of operations included in the Panel Financial Statements present fairly the results of operations and changes in financial position of the Panel Business for the respective periods indicated.

                  (b) Other than as specifically disclosed in the Panel Financial Statements or in this Agreement including the schedules hereto, neither Seller nor the Panel Business has any liabilities or obligations related to the Panel Business of any nature, whether known or unknown and whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities for taxes due or to become due for any period prior to the Closing Date, or arising out of transactions entered into or any state of facts existing prior to such date.

                  (c) Except as described in Schedule 4.5, since January 1, 1997, neither Seller nor to the knowledge of Seller any affiliate of Seller has, to the extent the Panel Business or any of the Assets will be affected thereby:

                           (i) undergone or otherwise experienced any change in
                  its condition (financial or other), properties, assets, liabilities, business, operations or prospects other than changes in the ordinary course of business (which changes in the ordinary course of business have not been materially adverse);

                           (ii) subjected any of its properties or assets,
                  tangible or intangible, to any mortgage, pledge, lien, charge or encumbrance of any


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                  kind, except (1) liens for taxes, assessments and other
                  governmental charges or levies, the payment of which is not past due or as to which it is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefor or both, (2) mechanic's, workmen's, repairmen's, warehousemen's, vendor's or carrier's liens, or other similar liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such lien, and (3) easements, encumbrances and security interests which do not materially impair the use of such property affected thereby;

                           (iii) acquired or disposed of any assets or
                  properties of material value except in the ordinary course of business;

                           (iv) forgiven or canceled any debts or claims, or
                  waived any rights except in the ordinary course of business;

                           (v) entered into any material transaction other than
                  in the ordinary course of business;

                           (vi) granted to any Employee any increase in
                  compensation in any form in excess of the amount thereof in effect as of December 31, 1996 (other than ordinary merit increases consistent with past practice) or any severance or termination pay (other than in minor amounts consistent with past practice), or entered into any written employment agreement or arrangement with any Employee;

                           (vii) entered into, adopted or amended in any respect
                  any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust or fund for the benefit of the Employees (whether or not legally binding);

                           (viii) suffered any damage, destruction or loss
                  (whether or not covered by insurance) that materially and adversely affects the condition (financial or other), properties, assets, business, operations or prospects of the Panel Business;

                           (ix) suffered any strike or other labor trouble
                  materially and adversely affecting the business, operations or prospects of the Panel Business;

                           (x) suffered any loss of employees or customers that
                  materially and adversely affects or could reasonably be expected to materially and adversely affect the Panel Business;


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                           (xi) incurred any liability or obligation (whether
                  absolute, accrued, contingent or otherwise) material to the Panel Business other than in the ordinary course of business; or

                           (xii) conducted its business in other than the usual
                  and ordinary manner.

         4.6 INSURANCE. The Assets and the operations of the Panel Business of an insurable nature have been continuously insured by Seller since the date of opening of the Panel Business. Seller has provided to Purchaser a true, correct and complete copy of all current insurance policies relating to the Panel Business.

         4.7 LITIGATION. To the knowledge of Seller, there are no lawsuits, proceedings, actions, arbitrations, claims or governmental investigations, inquiries or proceedings pending or threatened, at law or in equity, against Seller that relate to the Panel Business, nor is there any basis known to Seller for any such action, and to the knowledge of Seller there is no action, suit or proceeding by any person or agency pending or threatened which questions the legality, validity or propriety of the transactions contemplated hereby.

         4.8 COMPLIANCE WITH LAWS, LICENSES. Except as described in the documents referenced in the first clause of Section 4.13 or on Schedule 4.8, Seller and the Panel Business have complied in all material respects with all laws, regulations and orders, the noncompliance with which would adversely affect the Assets or the operation of the Panel Business. Seller and the Panel Business hold all licenses, permits, registrations, approvals, certificates, contracts, consents, accreditations and franchises ("Licenses and Permits") required to be held by them to own and operate the Assets and to conduct and operate the Panel Business in compliance in all material respects with all applicable laws and regulations. Schedule 4.8 describes each License and Permit and a true and correct copy of each has previously been delivered to Purchaser by Seller. All such Licenses and Permits are in full force and effect. To the knowledge of Seller, Seller is not in default in any material respect under any such License and Permit. No notice from any authority in respect to revocation, termination, suspension or limitation of any License or Permit has been received by Seller, nor is Seller aware of the proposed or threatened issuance of any such notice. There is no basis known to Seller for any such action which would have an adverse effect upon the liabilities, financial condition, results of operation, business or prospects of the Assets or upon Purchaser's right to conduct the business of the Panel Business as presently conducted. Except as described on Schedule 4.8, Seller has not received any written inquiries concerning these Licenses or Permits or the subject matter thereof from any third party.

         4.9 WAGE CLAIMS. To the knowledge of Seller, Purchaser will not be subjected to any claim or liability for severance pay as a result of this transaction. To


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the knowledge of Seller, no present or former employee of Seller employed in connection with the Panel Business has any claim (whether under federal or state law, under any employment agreement or otherwise) on account of or for (a) overtime pay for any period on or before the Closing Date, (b) wages or salary or (c) sick pay, severance pay, claims for unlawful discharge, vacation pay, time off or pay in lieu thereof, except for accrued vacation time as described in Schedule 3.7.

         4.10 TAX RETURNS AND LIABILITIES. All tax returns relating to federal and state income tax respecting the Panel Business that are due to have been filed in accordance with applicable laws have been duly filed, and all taxes shown to be due on such returns have been paid in full. The amounts so paid have been adequate to pay all taxes, including interest and penalties, due and payable by Seller for all periods covered by those tax returns. To the knowledge of Seller no deficiencies for any of such taxes have been asserted or threatened, and no audit of any such returns is currently underway or threatened. There are no outstanding agreements by Seller for the extension of time for the assessment of any such tax.

         4.11 CONTRACTS AND COMMITMENTS. Set forth in Schedule 4.11 is a complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types, written or oral, that relate solely to the Panel Business and to which Seller is a party or by which it or any of its properties is bound as of the date hereof: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money; (b) employment and consulting agreements; (c) collective bargaining agreements; (d) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plans, agreements, trusts or funds for the benefit of employees (whether or not legally binding);
(e) sales agency, manufacturer's representative or distributorship agreements that are not cancelable by Seller without penalty on 60 or fewer days notice;
(f) agreements, orders or commitments for the purchase by Seller of raw materials, supplies or finished products not in the ordinary course of business;
(g) agreements, orders or commitments for the sale by the Panel Business of its services not in the ordinary course of business; (h) licenses of patents, trademarks and other industrial property rights; (i) agreements or commitments for capital expenditures in excess of $10,000 (it being warranted that all unlisted such agreements or commitments do not exceed $25,000 in the aggregate for all projects); (j) brokerage or finders' agreements; (k) agreements or instruments relating to the extension of credit by Seller not in the ordinary course of business; (l) other agreements or contracts with any person who is a shareholder, officer or director of Seller or an affiliate of any such shareholder, officer or director; and (m) other agreements, contracts and commitments not in the ordinary course of business which in any one case involves payments or receipts of more than $25,000. Complete and correct copies of all written agreements, contracts and commitments (together with all amendments thereto) and accurate written descriptions of any oral agreements so listed have been made available to Purchaser. To the knowledge of Seller such agreements, contracts and commitments are in full force and


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effect and all parties to such agreements, contracts and commitments have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect. There are no persons holding powers of attorney from Seller giving them authority to act with respect to the Panel Business.

         4.12 EMPLOYEE BENEFIT PLANS. The RILLC Plan is the successor plan to the Radian Corporation 401(k) Thrift Plan, which received its most recent favorable determination letter from the Internal Revenue Service on June 28, 1995. Seller intends to maintain the tax-exempt status of the RILLC Plan. To the knowledge of Seller, the RILLC Plan is qualified under sections 401(a) and 501(a) of the Code. To the knowledge of Seller there are no pending or threatened investigations, deficiency or termination proceedings involving the RILLC Plan or any other profit sharing, pension, employee benefit, welfare or other similar plan or trust to which Seller is a party or by which Seller is bound that affects any of the Employees or of which any of the Employees is a participant or beneficiary (the "Plans"). To the knowledge of Seller there are no pending or threatened claims, suits or other proceedings by any employee of the Panel Business, former employee of the Panel Business, beneficiary or spouse of any of the above involving the Plans or any rights or benefits under the Plan other than ordinary and usual claims for benefits by participants or beneficiaries. Seller has not to its knowledge engaged in any transaction, or acted or failed to act in any manner for which it could be liable for any tax under Chapter 43 of the Code, including but not limited to taxes on failure to meet minimum funding standards, or taxes on prohibited transactions.

         4.13 ENVIRONMENTAL MATTERS. Except as described in the letter dated March 7, 1997 of Four Corners Environmental, Inc. to Quarles & Brady, including the attachments thereto, and in the Phase II Environmental Site Assessment for the Radian Electronics Division Bratton Lane Property dated March 1997 prepared by Radian International LLC for Howard Goad and Andrew Cooper, Radian Electronic Division, including all attachments and exhibits thereto, to the knowledge of Seller (a) the operations of the Panel Business do not violate any applicable Environmental Law (as hereinafter defined) or any restrictive covenant or third party agreement or deed restriction (recorded or otherwise), the violation of which could have a material adverse affect on the condition (financial or otherwise), operations, business, assets or prospects of the Panel Business; (b) without limitation of clause (a) above, but subject to the materiality standard set forth therein, the past and present operations of the Panel Business are not in violation or potential violation of any Environmental Law, or subject to any existing, pending or threatened investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Law; (c) all material notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Panel Business, including, without limitation, past, or present treatment, storage, disposal or release of any Hazardous Materials or solid waste into the environment, have been obtained or filed; (d) all Hazardous Materials (as hereinafter defined) or solid waste generated by the Panel


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Business have, in the past been, and prior to the Closing shall continue to be, transported, treated and disposed of in compliance with the Environmental Laws and only by carriers maintaining valid permits under all applicable Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits; and
(e) Seller has no material contingent liability in connection with any release, treatment and/or disposal of any Hazardous Materials or solid waste into the environment in connection with the Panel Business.

         For purposes of this Section 4.13,

                  (a) "Environmental Law" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to:

                           (i) advising employees, the public and/or the
                  appropriate governmental or other authorities of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have a significant impact on the environment;

                           (ii) providing for the proper handling, treatment
                  and/or disposal of any Hazardous Material, including without limitation, preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the environment and/or reducing the quantities, preventing the release or minimizing the hazardous characteristics of any Hazardous Material that is generated;

                           (iii) requiring a generator, user, transporter and/or
                  other entity to obtain or apply for any required governmental approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any governmental and/or regulatory entity or pursuant to any legal requirement concerning or related to any Hazardous Activity;

                           (iv) preparing and filing any required report,
                  schedule and/or submission in connection with any Hazardous Activity;

                           (v) reducing and/or regulating the risks inherent in
                  the transportation of any Hazardous Material, pollutant, oil or other potentially harmful substance;

                           (vi) protecting resources, species or ecological
                  amenities, including without limitation, preventing the threat of release of any pollutant or Hazardous Material, cleaning up any pollutant or any Hazardous Material that has been released or paying the costs of such clean up or prevention;

                           (vii) making responsible parties pay governmental
                  entities, private parties, or groups of them, for damages done to the health of the public or private parties or to the environment, or permitting self-appointed representation of the public interest to recover for injuries done to public assets; and

                           (viii) providing safe and healthful working
                  conditions and reducing occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  (b) "Hazardous Activity" shall mean the disposal, distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, disposal, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Seller's facility (prior or current) or any part thereof into the environment, and any other act, business, operation, or thing that unreasonably increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Seller's facility (prior or current), or that may materially affect the value of the Assets;

                  (c) "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as flammable, explosive, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, a pollutant, a contaminant, infectious wastes, or related or similar materials, asbestos or any material containing asbestos, any admixture or solution containing any of the foregoing, and specifically including petroleum and all derivatives hereof or synthetic substitutes herefor or any other substance or material as so defined and regulated by any Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C., Sections 6901 et seq.) and the regulations adopted and publications promulgated pursuant thereto.

         4.14 DISCLOSURE. No representations or warranties by Seller contained in this Agreement, the Schedules to this Agreement or any document, instrument or certificate delivered as part of this Agreement or the Closing Documents, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

         4.15 BROKERS' AND FINDERS' FEES. Neither Seller nor anyone acting on behalf of Seller has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or the transactions contemplated hereby.

         4.16     EMPLOYEE RELATIONS.

                  (a) The list of the Employees on Schedule 3.7 is a true and complete list of the names of all Seller's employees who are employed exclusively in connection with Panel Business, including to the extent applicable, their titles, rates of compensation and all other remuneration and perquisites granted to or accrued on behalf of such persons.

                  (b) None of the Employees is represented by any labor union and there is no pending representation petition in respect thereof. Seller is not a party to any collective bargaining agreement with respect to the Employees.

                  (c) There is no unfair labor practice complaint pending against Seller before the National Labor Relations Board or any state or local agency with respect to the Employees.

                  (d) There is no pending labor strike, work stoppage, slowdown, other labor trouble or interference with or impairment resulting from a labor-related dispute of the Panel Business (including, without limitation, any organizational drive).

                  (e) There is no labor grievance pending against Seller with respect to the Employees.

                  (f) To the knowledge of Seller, all Employees are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

         4.17 USE AND CONDITION OF ASSETS, MACHINERY AND EQUIPMENT. Except as set forth in Schedule 4.17, the machinery and equipment included in the Assets are in good operating condition and repair, ordinary wear excepted, and such Assets are located at the Bratton Lane Facility.

         4.18 INTELLECTUAL PROPERTY. To the knowledge of Seller, Seller's operation of the Panel Business does not infringe upon or violate any intellectual property rights of any other person or entity.

         4.19 LICENSES FOR THIRD PARTY SOFTWARE. As used herein the term "Third Party Software" means all software and computer programs installed as of the Closing Date on the computers included in the Assets and any software residing on the control unit of the Multi-Plate 100 deep gold plating equipment included in the Assets and the control unit of the electrolysis plating equipment included in the Assets. Seller has delivered or will on request deliver to Purchaser a true, correct and complete copy of license agreements for the Third Party Software. The software or computer programs described in said licenses are presently used by Seller as licensee under the terms of said licenses. All royalties due under said licenses have been paid and there exists no default by Seller under the terms of said licenses and no event has occurred which, upon the passage of time or the giving of notice, or both, would result in any event of default by Seller or (provided the other parties to such licenses comply with the obligations thereunder) prevent Seller from exercising and obtaining the benefits of any options contained therein. Seller has not pledged or otherwise encumbered any of its rights as licensee under the terms of said licenses, all such licenses are valid and in full force and effect, and Seller is in compliance with the terms thereof. Seller has not received any notice of infringement, violation or conflict of any intellectual property rights of third parties with respect to its use of any Third Party Software.

         4.20 RECORDS AND CUSTOMER LISTS. The records and customer lists of Seller relating to the Panel Business are in all material respects complete and correct and have been maintained in accordance with good business practices.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

         5.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby.

         5.2 AUTHORIZATIONS, ETC. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Closing Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

         5.3 NO VIOLATION. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (a) the Articles of Incorporation or Bylaws of Purchaser, (b) any instrument, contract or other agreement to which Purchaser is a party or by which the Purchaser is bound, (c) any provision of law, statute, rule or regulation of any court or governmental authority to which Purchaser is subject, or (d) any judgment, decree, franchise, order, license or permit applicable to Purchaser. No consent, approval, license or authorization of any third party, governmental agency, commission, board, or public authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

         5.4 BROKERS' AND FINDERS' FEES. Neither Purchaser nor anyone acting on behalf of Purchaser has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         SECTION 6.  COVENANTS.

         6.1 COVENANTS OF SELLER. Seller hereby covenants and agrees with Purchaser as follows:

                  (a) SATISFACTION OF CONDITIONS. Seller will use its reasonable efforts to secure the satisfaction of each of the conditions to the obligations of Purchaser set forth in this Agreement and to cause each of the representations and warranties of Seller set forth in this Agreement to be true and correct at the Closing Date.

                  (b) CONDUCT OF PANEL BUSINESS. From the date hereof to the Closing Date, except as otherwise consented to by Purchaser in writing, Seller will:

                           (i) carry on the Panel Business in, and only in, the
                  usual, regular and ordinary course of business substantially the same manner as heretofore carried on and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of the Employees, and preserve the relationships with its customers, suppliers and others having business dealings with it to the end that their goodwill and going business shall be unimpaired at the Closing;

                           (ii) maintain all of the equipment and other tangible
                  personal property of the Panel Business in good repair, order and condition, except for depletion, depreciation, ordinary wear and tear and damage by unavoidable casualty;

                           (iii) keep in full force and effect insurance
                  comparable in amount and scope to the insurance coverage now carried related to the Panel

                  Business and take such steps at Purchaser's expense as Purchaser shall reasonably request to assure continuity of such coverage following the Closing;

                           (iv) perform in all material respects all of its
                  respective obligations under agreements, contracts and instruments relating to or affecting the Panel Business and its properties and assets;

                           (v) maintain its books of account and records in the
                  usual, regular and ordinary manner;

                           (vi) comply in all material respects with all
                  statutes, laws, ordinances, rules and regulations applicable to it with respect to the conduct of the Panel Business;

                           (vii) not enter into or assume any agreement,
                  contract or commitment of the character required to be listed by Section 4.11 hereof;

                           (viii) not take, or permit to be taken, any action
                  which is represented and warranted in Section 4.5(c) hereof not to have been taken since January 1, 1997; and

                           (ix) promptly advise Purchaser in writing of any
                  materially adverse change in the condition (financial or other), operations, business or prospects of the Panel Business.

                  (c) ACCESS TO INFORMATION. Seller will give to Purchaser and its representatives full access during normal business hours to its properties, books, records, contracts and commitments and will furnish all such information and documents relating to the Panel Business as Purchaser may reasonably request. In the event that this Agreement is terminated, Purchaser will keep confidential and will not use any information (unless readily ascertainable from public information or sources or otherwise required by law to be disclosed) obtained hereunder or in connection with the transactions contemplated hereby and will promptly return to Seller all documents and other written materials so obtained. After the Closing, Purchaser will keep such information confidential and will not use any of such information except to the extent required to be used in connection with Purchaser's ownership and operation of the Panel Business.

                  (d) ACCOUNTING ASSISTANCE. During the period of ninety (90) days following the Closing, Seller will provide to Purchaser as reasonably requested by Purchaser accounting assistance in connection with the transition of payroll service for the Employees to an independent payroll service selected by Purchaser.

                  (e) ENVIRONMENTAL ASSISTANCE. During each of the first three months following the Closing, Seller will provide to Purchaser for no additional consideration thirty-two (32) hours of environmental consulting assistance by Andrew Cooper or other personnel reasonably acceptable to Purchaser. During each of the fourth, fifth and sixth months following the Closing, Seller will provide to Purchaser for no additional consideration sixteen (16) hours of environmental consulting assistance by the same person or persons. Any out-of-pocket expenses of Seller associated with such services will be promptly reimbursed by Purchaser.

                  (f) INFORMATION SYSTEM SUPPORT SERVICES. During the first three months following the Closing, Seller will make available to Purchaser at the Bratton Lane Facility for up to twenty (20) hours per week, as requested by Purchaser, Joe Van Slyke or other personnel reasonably acceptable to Purchaser to perform information system support services. Purchaser will pay for such services on an hourly basis at a rate reasonably acceptable to Seller and Purchaser.

                  (g) COMPLETION OF SEWER CONSTRUCTION. Seller will cause to be completed, at its expense, the replumbing of the Bratton Lane Facility currently underway to separate the current one sewer connection for the facility into three separate sewer connections: one connection for waste water from the Panel Business; one connection for waste water from the operations of SMT as a subtenant of the Bratton Lane Facility; and one connection for domestic waste water.

         6.2 COVENANTS OF PURCHASER. Purchaser hereby covenants and agrees with Seller as follows:

                  (a) SATISFACTION OF CONDITIONS. Purchaser will use its reasonable efforts to secure the satisfaction of each of the conditions to the obligations of Seller set forth in this Agreement and to cause each of the representations and warranties of Purchaser set forth in this Agreement to be true and correct at the Closing Date.

                  (b) ACCESS. Purchaser and Seller acknowledge that after the Closing, Seller will require access to certain parts of the Bratton Lane Facility to upfit the facility for the relocation of certain employees of Seller required by the sale of the Panel Business. For a period of thirty (30) days after the Closing, Purchaser shall provide Seller with access to that portion of the Bratton Lane Facility to be occupied by Purchaser to allow Seller to accomplish the upfit. Seller has made available to Purchaser for its review plans and specifications for the upfit. Seller agrees to complete the upfit within such thirty
         (30) day period and to take
         reasonable precautions in pursuing the upfit to avoid interfering with the operation of the Panel Business after the Closing. Purchaser shall also provide Seller with access to that portion of the Bratton Home Facility as reasonably required for completion of the sewer construction described in Section 6.1(g).

                  (c) WASTEWATER DISCHARGE PERMIT. Within five (5) business days after the Closing, Purchaser will apply for an industrial wastewater discharge permit from the City of Austin with respect to its operation of the Panel Business. Purchaser will exercise reasonable diligence in pursuing the rapid approval of such permit, it being understood that one of the responsibilities of the environmental consulting provided under Section 6.1(e) shall be assistance in the pursuit of such permit. Seller will provide information and additional assistance to Purchaser reasonably requested by Purchaser with respect to such application.

                  (d) GOLD RECOVERY ASSISTANCE. From time to time after the Closing, Purchaser will make available to Seller for no additional consideration the services of Mike Holan as reasonably required by Seller to recover the gold retained by Seller pursuant to Section 1.2.

         SECTION 7.  CONDITIONS PRECEDENT.

         7.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser hereunder are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER. The representations and warranties of the Seller contained herein shall be true and correct at and as of the Closing with the same effect as though made at and as of the Closing, except for changes therein contemplated by this Agreement; the Seller shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Purchaser shall have received a certificate, dated the Closing Date, to the foregoing effect executed by Seller.

                  (b) OPINION OF COUNSEL. Purchaser shall have received a favorable opinion, addressed to Purchaser and dated the Closing Date, of Graves, Dougherty, Hearon & Moody, a Professional Corporation, counsel for Seller, substantially to the effect that:

                           (i) Seller is a limited liability company validly
                  existing and in good standing under the laws of the State of Delaware and possesses the required power and authority under its Certificate of Formation and

                  Limited Liability Company Agreement to own and lease its properties and to carry on its business with respect to the Panel Business;

                           (ii) The execution and delivery of this Agreement and
                  the Closing Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of Seller. Each of this Agreement and the Closing Documents to which it is a party has been duly executed and delivered by Seller. Each of this Agreement and the Closing Documents to which Seller is a party constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms;

                           (iii) The execution and delivery of this Agreement
                  and the Closing Documents to which Seller is a party by Seller will not (a) violate or constitute a default under the Certificate of Formation and Limited Liability Company Agreement of Seller or (b) violate any applicable state or federal laws, rules or regulations; and

                           (iv) To the knowledge of such counsel, there is no
                  litigation, legal or administrative proceeding, governmental investigation or any other legal action of any nature pending or threatened against or affecting Seller, which (a) if determined against Seller, would have a material adverse effect on the Panel Business, Assets or operations of Seller,
                  (b) seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the transactions contemplated by this Agreement or (c) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

         In rendering their opinion, Graves, Dougherty, Hearon & Moody may rely as to factual matters on certificates or affidavits of Seller or officers of Seller, and may rely on such other evidence as they deem necessary or desirable including, without limitation, opinions of other counsel satisfactory to Purchaser. If Graves, Dougherty, Hearon & Moody shall have relied on an opinion or opinions of other counsel, a counterpart of each thereof shall be delivered to Purchaser at the Closing and such counsel shall have stated in their opinion that reliance by them and by Purchaser is justified.

                  (c) LITIGATION. On the Closing Date, no suit, action, appraisal or other proceeding shall be pending or threatened before any court or other governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  (d) ENVIRONMENT STUDY. Prior to the Closing Date Seller shall have caused a Phase II environmental study of the premises occupied by the Panel Business to be performed as described in Schedule 7.1(d) and the results of such study shall be reasonably satisfactory to Purchaser.

                  (e) NEW PRIME LEASE. Purchaser and HB Austin Limited Partnership ("HB Austin") shall have entered into a lease in substantially the form attached hereto as Schedule 7.1(e) regarding the Bratton Lane Facility. Seller has paid in advance rent with respect to the Bratton Lane Facility for the entire month of April. After the Closing, Purchaser will reimburse Seller for rent, at the rate specified in such lease for the remainder of the month of April. Other tenant expenses under Seller's lease of the Bratton Lane Facility shall be prorated and Seller shall be responsible for all such expenses for the period through the Closing Date and shall pay to Purchaser any such accrued and unpaid expenses and Purchaser shall be responsible for all such expenses thereafter and shall reimburse Seller for any such expenses prepaid by Seller.

                  (f) SELLER SUBLEASE. Purchaser and Seller shall have entered into a sublease in substantially the same form attached hereto as
         Schedule 7.1(f) regarding the ESSS space, as described in Schedule 7.1(f), within the Bratton Lane Facility.

                  (g) SMT SUBLEASE. At Seller's option, either (i) Purchaser and SMT shall enter into a sublease in substantially the form attached hereto as Schedule 7.1(g)- 1 or (ii) Seller shall assign to Purchaser the existing Sublease Agreement between Seller and SMT in substantially the form attached hereto as Schedule 7.1(g)-2.

         7.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date hereof, of each of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER. The representations and warranties of Purchaser contained herein shall be true and correct at and as of the Closing with the same effect as though made at and as of the Closing; Purchaser shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Purchaser shall have delivered to Seller a certificate to the foregoing effect dated the Closing Date and signed by the President or a Vice President of Purchaser.

                  (b) OPINION OF COUNSEL. Seller shall have received a favorable opinion, addressed to them and dated the Closing Date, of Bracewell & Patterson, Texas counsel for Purchaser, substantially to the effect that:

                           (i) Purchaser is a corporation validly existing and
                  in good standing under the laws of the State of Texas and possesses the required corporate power and authority under its Articles of Incorporation and Bylaws to own and lease its properties and to carry on its business;

                           (ii) The execution and delivery of this Agreement and
                  the Closing Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the Closing Documents to which it is a party has been duly executed and delivered by Purchaser. Each of this Agreement and the Closing Documents to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms; and

                           (iii) The execution and delivery of this Agreement
                  and the Closing Documents to which Purchaser is a party by Purchaser will not (a) violate or constitute a default under the Articles of Incorporation and Bylaws of Purchaser or (b) violate any applicable state or federal laws, rules or regulations.

         In rendering their opinion, Bracewell & Patterson may rely as to factual matters on certificates or affidavits of Purchaser or officers of Purchaser, and may rely on such other evidence as they deem necessary or desirable including, without limitation, opinions of other counsel satisfactory to Seller. If Bracewell & Patterson shall have relied on an opinion or opinions of other counsel, a counterpart of each thereof shall be delivered to Seller at the Closing and such counsel shall have stated in their opinion that reliance by them and by Seller is justified.

                  (c) LITIGATION. On the Closing Date, no suit, action, appraisal or other proceeding shall be pending or threatened before any court or other governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  (d) SUBLEASE. Purchaser and Seller shall have entered into a sublease agreement in substantially the form attached hereto as
         Schedule 7.1(f) respecting Seller's sublease from Purchaser of a portion of the Bratton Lane Facility, as described in Schedule 7.1(f).

                  (e) PARENT GUARANTY. Continental shall have executed and delivered a guaranty, substantially in the form attached as Schedule 7.2(e), guarantying the obligations of Purchaser under the lease with HB Austin referenced in Section 7.1(e).

                  (f) OLD PRIME LEASE. Seller and HB Austin shall have entered into a termination agreement terminating the existing lease between Seller and HB Austin of the Bratton Lease Facility, which termination agreement shall be on terms and conditions satisfactory to Seller.

                  (g) TERMINATION OF EMPLOYMENT AGREEMENTS. The employment agreements identified as items 2, 3 and 4 of Schedule 4.11 shall have been terminated by mutual agreement of the respective parties thereto.

         SECTION 8.  INDEMNIFICATION.

         8.1 BY SELLER. Seller shall indemnify and hold Purchaser and the property of Purchaser free and harmless from any and all claims, losses, damages, injuries, and liabilities arising from or in connection with (a) any misrepresentation or breach of warranty by Seller under this Agreement, (b) the Plans, (c) sales tax or other tax with respect to goods sold or services rendered by Seller (whether arising under Texas Tax Code Section 111.020 or otherwise), (d) failure of Seller to perform duly and punctually any covenant, agreement or undertaking by Seller contained in this Agreement or (e) the operation of the Panel Business on or before the Closing Date (including the handling by third parties of Hazardous Materials generated by Seller's operations on or before the Closing Date) or Seller's ownership of the Assets prior to the Closing Date including, without limitation, the Excluded Liabilities.

         8.2 BY PURCHASER. Purchaser shall indemnify and hold Seller and the property of Seller free and harmless from any and all claims, losses, damages, injuries, and liabilities arising from or in connection with (a) any misrepresentation or breach of warranty by Purchaser under this Agreement, (b) failure of Purchaser to perform duly and punctually any covenant, agreement or undertaking by Purchaser contained in this Agreement or (c) the operation of the Panel Business on or after the Closing Date or Purchaser's ownership of the Assets after the Closing Date including, without limitation, the Assumed Liabilities.

         8.3 NOTICE; ASSUMPTION OF DEFENSE. The indemnified party will give, or cause to be given to the indemnifying party, prompt notice (and, in the case of third-party claims, copies of any related correspondence of pleadings) of any claim or proceeding asserted or commenced which might result in any damage, injury or liability subject to indemnification pursuant to this paragraph, and the indemnifying party shall have the right to assume, to the exclusion of the indemnified party, the defense and contest of any such action, claim or proceeding.

         8.4 LIMITATIONS. Contrary provisions hereof notwithstanding, neither party shall be required to indemnify the other party with respect to any claim for indemnification hereunder unless and until the aggregate amount of all claims against the indemnifying party under this Section exceeds $25,000.00 and then only to the extent such aggregate amount exceeds $10,000. Notwithstanding anything to the contrary contained herein, the maximum amount of indemnification for which Seller is required to indemnify Purchaser hereunder shall not exceed the Purchase Price.

         SECTION 9. EXPENSES. Legal, accounting and other expenses incident to this Agreement incurred by Seller shall be paid by Seller; legal, accounting and other expenses incurred by Purchaser shall be paid by Purchaser.

         SECTION 10. DOCUMENTS. After the Closing, the parties shall cooperate fully with each other with respect to and each shall make available to the other, as reasonably requested, all books of account, financial records, personnel records and other data, technical or otherwise, which relates to the operation of the Panel Business prior to the Closing Date, and shall preserve all such information, records and documents for a period of six (6) years from the Closing Date. Each party agrees that if any of such information is identified to it to be a trade secret or otherwise confidential information, that it will take reasonable precautions to preserve the secret or confidential nature of such information.

         SECTION 11. NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, by Federal Express or similar service or by fax, addressed as follows:

         Seller:           Radian International LLC
                           8501 North MoPac Blvd.
                           Austin, Texas  78759
                           Fax #(512) 454-7129
                           Attention: Donald M. Carlton

         Purchaser:        CCIR of Texas Corp.
                           3502 East Roeser Rd.
                           Phoenix, Arizona  85040
                           Fax #(602) 232-9157
                           Attention:  Joseph G. Andersen

         With a
       copy to:            Quarles & Brady
                           One East Camelback
                           Suite 400
                           Phoenix, Arizona 85012
                           Fax #(602) 230-5598
                           Attention: P. Robert Moya
or such other addresses as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so expressed or faxed and three days after the date so mailed (if mailed).

         SECTION 12.  MISCELLANEOUS.

         12.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be one and the same Agreement.

         12.2 SURVIVAL. All representations, warranties, covenants, agreements and indemnifications made by any party hereto in or pursuant to this Agreement, or in any instrument or certificate delivered pursuant thereto, shall be deemed to have been material and relied upon by the parties to which made and shall survive the execution, delivery and performance of this Agreement, the Closing hereunder, and any investigations made by or on behalf of any party hereto at any time.

         12.3 HEADINGS. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

         12.4 BINDING UPON SUCCESSORS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

         12.5 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

         12.6 EXHIBITS AND SCHEDULES. The following exhibits and schedules are attached hereto and incorporated herein by this reference:

         Schedule 1.1(a)                    - Furniture and Equipment
         Schedule 1.1(c)                    - Contracts and Proposals
         Schedule 3.3                       - Allocation of Purchase Price
         Schedule 3.7                       - Employees
         Schedule 4.3                       - Consents
         Schedule 4.4                       - Title to Assets
         Schedule 4.5                       - Changes in Condition, Etc.
         Schedule 4.8                       - Licenses and Permits


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
         Schedule 4.11                      - Contracts and Commitments
         Schedule 4.17                      - Condition of Assets
         Schedule 7.1(d)                    - Environmental Study
         Schedule 7.1(e)                    - New Prime Lease
         Schedule 7.1(f)                    - Seller Sublease
         Schedule 7.1(g)-1                  - New SMT Sublease
         Schedule 7.1(g)-2                  - SMT Sublease Assignment
         Schedule 7.2(e)                    - Parent Guaranty

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by a duly authorized officer on the date first above written.

                                   PURCHASER

                                   CCIR OF TEXAS CORP.


                                   By: /s/  FREDERICK G. MCNAMEE, III
                                      _____________________________________
                                   Name:    Frederick G. McNamee, III
                                   Title:   President

                                   SELLER

                                   RADIAN INTERNATIONAL LLC


                                   By: /s/  DONALD M. CARLTON
                                      _____________________________________
                                   Name:    Donald M. Carlton
                                   Title:   President



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